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                                                                     EXHIBIT F-1

                                            February 16, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

Re: DTE Energy Company - Application on Form U-1/A under the Public Utility Holding Company Act of 1935

Ladies and Gentlemen:

         I have examined the First Amendment on Form U-1/A ("Amended Application"), filed on the date hereof, by DTE Energy Company ("DTE") and DTE Enterprises, Inc. ("Enterprises") pursuant to the provisions of the Public Utility Holding Company Act of 1935 ("1935 Act"). The Amended Application amends and restates a Form U-1 Application that was filed on November 24, 1999.

         DTE is the parent holding company of The Detroit Edison Company, a Michigan corporation and public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in a 7,600 square mile area in southeastern Michigan, and various other unregulated enterprises. DTE Enterprises, Inc. is a wholly-owned subsidiary of DTE.

         The Amended Application requests that the Securities and Exchange Commission ("SEC" or "Commission") issue an order authorizing the acquisition ("Merger") by DTE and DTE Enterprises, Inc. of all of the issued and outstanding shares of common stock of MCN Energy Group Inc. ("MCN"), a Michigan corporation and an exempt intrastate holding company under the 1935 Act, such acquisition to occur in accordance with the provisions of an Agreement and Plan of Merger, dated October 4, 1999 and as amended November 12, 1999, between DTE and MCN ("Merger Agreement"). The Merger Agreement provides that the MCN shall merge into DTE Enterprises, Inc. MCN is the parent holding company of Michigan Consolidated Gas Company ("MichCon"), a Michigan corporation and a natural gas utility serving approximately 1.2 million customers in more than 500 communities throughout Michigan.

         I, as Assistant Vice President and Associate General Counsel of DTE and Enterprises, have examined such corporate records, certificates and other documents and such matters of law as I have considered necessary or appropriate for purposes of this opinion, which is submitted to the Commission in accordance with General Instruction F. (1) of the General Instructions to SEC Form U-1. Subject to the assumptions and conditions set forth herein, I am of the opinion that:

         1. All laws of the State of Michigan applicable to the Merger Agreement and the Merger, as described or incorporated by reference in the Application will have been complied with.
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February 16, 2001

         2. DTE, Enterprises and MCN are each a corporation validly organized and duly existing under the laws of the State of Michigan.


         3. The DTE common stock to be issued in conjunction with the Merger will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in DTE's Articles of Incorporation, including related share purchase rights to be issued pursuant to the Rights Agreement, dated as of September 27, 1997, between DTE and The Detroit Edison Company as Rights Agent.

         4. The MCN common shares to be acquired in the Merger may be legally acquired by DTE.

         5. The consummation of the Merger will not violate the legal rights of the holders of any securities issued by the Company or any associate Company thereof.

         6. The Merger has been duly authorized and approved, to the extent required by law and applicable regulations, by the holders of common stock of DTE and MCN.

         The opinions expressed above are expressly subject to the following assumptions, qualification and/or exceptions:


                  A. DTE, DTE Enterprises, Inc. and MCN shall have obtained or made all required approvals, authorizations, consents, certificates, ruling and orders of, and all filings and registrations with, all applicable federal and state commissions and bodies and regulatory authorizations with respect to the Merger; and such approvals shall have become final and binding in all respects and shall remain in effect (including the approval and authorization of the SEC under the 1935 Act); and, further, the Merger shall have been completed in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations. The Merger shall have become effective in accordance with the laws of the State of Michigan.

                  B. The SEC shall have duly entered an appropriate order or orders with respect to the Merger granting and permitting the Application to become effective under the 1935 Act and the rules and regulations thereunder.
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February 16, 2001

                  C. DTE's Registration Statement on Form S-4 (No. 333-89175) filed with the SEC on October 15, 1999, and amended and declared effective on November 12, 1999, shall remain effective pursuant to the Securities Act of 1933, as amended; and no stop order shall have been entered with respect to such Registration Statement.

                  D. DTE, DTE Enterprises, Inc. and MCN (including subsidiaries thereof), each as the case may be, shall have obtained all consents, waivers and releases, if any, required for the Merger under all applicable corporate transactions, including, without limiting the generality of the foregoing, debt instruments, indentures, franchises, licenses and permits.

                  E. DTE, DTE Enterprises, Inc. and MCN shall have complied with all material conditions of the Merger Agreement.

         This opinion is being delivered to the Commission in compliance with the General Instructions to Form U-1; it may not be utilized for any other purpose other than the satisfaction of such Instructions.

         I consent to the use of this opinion as Exhibit F-1 to the Amended Application.


                                      Very truly yours,

                                      /s/ Thomas A. Hughes

                                      Thomas A. Hughes
                                      Assistant Vice President
                                      and Associate General Counsel